                                                                   EXHIBIT 10.10

                                  LOAN PROGRAM
                            SUB-SERVICING AGREEMENT


     THIS AGREEMENT ("Agreement"), made and entered into as of September 1, 1996, by and between PREFERRED EQUITIES CORPORATION, a Nevada corporation ("PEC") and MEGO MORTGAGE CORPORATION, a Delaware corporation, ("MMC").

     WHEREAS, MMC, pursuant to its Loan Program ("LP"), originates or purchases real estate secured and unsecured loans made under the U.S. Department of Housing and Urban Development's ("HUD"), Federal Housing Administration ("FHA"), Title One Insurance Program and also originates or purchases real estate secured loans not insured by any governmental agency, (hereinafter collectively referred to as "Loans"); and

     WHEREAS, MMC desires that PEC shall perform certain accounting, payment processing, and other administrative services in connection with such loans, ("SERVICING").

     NOW, THEREFORE, MMC AND PEC MUTUALLY AGREE AS FOLLOWS:

     ARTICLE 1.  WARRANTIES AND REPRESENTATIONS OF PARTIES

           A. PEC hereby makes the following warranties and representations: the obligations of PEC under this Agreement have been duly authorized by the Board of Directors of PEC, or are within the scope and coverage of a general authorization adopted by its Board, which is in full force and effect; the officers of PEC signatory hereto are authorized to sign this agreement; and upon execution and deliver of this Agreement by PEC, the obligations of PEC under this Agreement will be the legal, valid and binding obligations of PEC, enforceable in accordance with the terms of this Agreement. PEC is not subject to any charter, by-law, indenture, mortgage, lien, lease, agreement, instrument, order, judgment or decree, or any other restriction of any kind or character, which would prevent the consummation of the transactions contemplated by this Agreement. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not constitute a default under the provisions of any of the foregoing or result in a violation of any law, rule, regulation, order, judgment or decree to which PEC or its property is subject. There is no litigation pending or, to PEC's knowledge, threatened, which, if determined adversely to PEC, would adversely affect the execution, delivery or enforceability of this Agreement, or the ability of PEC to perform all of its obligations under this Agreement or which would have a material adverse effect on PEC's financial condition. PEC holds all federal, state and other licenses, authorizations, approvals, orders and contents, including, without limitation, those required by FHA, as are reasonably necessary to PEC'S performance under this Agreement in compliance with applicable laws and secondary market requirements. PEC is duly organized, validly existing, and in good standing under the laws of the State of Nevada.

     The representations and warranties given herein will be deemed to be made anew at the time of transfer of any Loans to PEC for servicing hereunder. In the event of any occurrence which would make any of the representations or warranties above untrue or misleading, PEC agrees to notify MMC, in writing, within five (5) business days of that occurrence.

     B. MMC hereby makes the following warranties and representations, which MMC acknowledges are a material inducement to PEC to enter into this Agreement and which will be relied upon by PEC.

     The execution of this Agreement by MMC and the performance of the obligations of MMC under this Agreement have been duly authorized by the Board of Directors of MMC, or are within the scope and coverage of a general authorization adopted by its Board, which is in full force and effect and the application of which includes the officers of MMC's signatory hereto. Upon execution and delivery of this Agreement by MMC, the obligations of MMC under this Agreement will be the legal, valid and binding obligations of MMC, enforceable in accordance with the terms of this Agreement. MMC is not subject to any charter, by-law, indenture, mortgage, lien, lease, agreement, instrument, order, judgment or decree, or any other restriction of any kind or character, which would prevent the consummation of the transactions contemplated by this Agreement; and the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not constitute a default under the provisions of any of the foregoing or result in a violation of any law, rule, regulation, order, judgment or decree to which MMC or its property is subject. There is no litigation pending or, to MMC's knowledge, threatened, which ,if determined adversely to MMC, would adversely affect, the execution, delivery or enforceability of this Agreement, or the ability of MMC to perform all of its obligations under this Agreement or which would have a material adverse effect on MMC's financial condition. MMC holds all federal, state and other licenses, authorizations, approvals, orders and contents, including, without limitation, those required by FHA, as are reasonably necessary to its performance under this Agreement in compliance with applicable law and secondary market requirements. MMC is duly organized, validly existing, and in good standing under the laws of the State of Delaware.

     The representations and warranties given herein will be deemed to be made anew at the time of transfer of any Loans from MMC to PEC for servicing hereunder. In the event of any occurrence which would make any of the representations or warranties above untrue or misleading, MMC agrees to notify PEC, in writing, within five (5) business days of that occurrence.

     ARTICLE 2.  DELIVERY OF LOAN INFORMATION

            MMC has delivered and will deliver to PEC, a reconciliation with respect to each Loan to be serviced by PEC.

            ARTICLE 3.  SERVICING OF LOAN PORTFOLIOS

            A. On the day of receipt of such Loan information, PEC shall enter such Loans into its computer system.

            B. PEC shall mail to each borrower a monthly statement which shall set forth the amount due and the due date for each payment. Each initial monthly statement shall advise each borrower that PEC has been retained to service such Loans on behalf of MMC and directing borrowers to make payments by check or money order payable as directed.

            C. PEC shall diligently service and use its best efforts to obtain on behalf of MMC each such payment when due, or as soon thereafter as possible. The obligation to contact Obligors will be assumed by MMC on loans that are more than sixty (60) days delinquent. PEC shall use only such methods as are acceptable to MMC and are in accord with the provisions of the Fair Debt Collection Practices Act, and MMC shall have the right at any time to review such methods. All interest calculations shall be made in conformance with the terms and conditions set forth in MMC's Title I Note or non-Title I Note.

            E. PEC shall promptly after receipt of any payment, but in no case later than the next business day following the receipt of such payment, deposit same in bank accounts established by MMC for such purpose. These accounts shall be opened in the name of MMC and PEC shall be authorized to make deposits thereto only.

            F. PEC shall deposit the received monies due MMC into said MMC accounts. PEC shall record the date, amount and type of these deposits in the computer generated loan data compiled for the benefit of MMC, such deposits to include the following:

             1. All principal and interest payments received by PEC on behalf of MMC.

             2.   "NSF" fees received by PEC on behalf of MMC.

             3.   Late fees received by PEC on behalf of MMC.

             4.   Any and all other monies received by PEC on behalf of MMC.

             5.   HUD Impounds.

            G. PEC shall not waive or vary the terms of any loan in any manner whatsoever or consent to a postponement of compliance by the borrower with any of the terms or provisions thereof, or in any manner grant an indulgence, reduction or forgiveness of the amount due on such Loan to the borrower, except as directed in writing by MMC. PEC shall make a diligent effort to collect any Loan in default for a period not to exceed sixty (60) days; thereafter, PEC shall turn over any such Loan to MMC for further collection. All such Loans shall remain in the principal balance of Loans PEC is Servicing until such time any such Loan is (i) reinstated, in which case it shall be returned to PEC for collection in the ordinary course and remain in the principal balance calculation of Loans being serviced or (ii) until foreclosed upon or submitted to HUD for claim by MMC, at which time any such Loan will be removed from the principal balance calculation of Loans PEC is Servicing.

            H. With respect to Loans insured by FHA and/or HUD, PEC shall satisfy and comply with, and use its best efforts to obtain compliance by the borrower with all applicable provisions and requirements of any laws relating to FHA and/or HUD, and all rules and regulations promulgated pursuant thereto, including the prompt and timely giving of all notices required to be given by FHA and/or HUD. PEC shall be liable for damages for any insurance claims rejected by FHA and/or HUD where such rejection arises out of PEC's grossly negligent failure to perform any of its duties and obligations under this Agreement or under FHA and/or HUD requirements.

            I. PEC shall deliver to each borrower, after the end of each calendar year, but not later than January 31, a statement indicating the total amount of interest paid by each borrower during the calendar year. PEC shall deliver to MMC a complete listing of such statements, including the principal balance of each account as of December 31, and totals for both principal and interest. Such listing shall be provided to MMC no later than January 31 following the end of the year which is the subject matter of this statement.

            J. PEC shall prepare all reports as required by FHA, HUD, or the Internal Revenue Service and reports as customary to such servicing agreements and reasonably required by MMC.

            K. PEC shall maintain such facilities, equipment, and personnel as are at all times adequate for the performance of PEC'S duties hereunder.

            L. PEC shall maintain adequate books and records setting forth payments received and disbursements, if any, made pursuant to this Agreement, which books and records shall clearly state the respective interest and principal payments of each borrower. Said books shall be available for examination and audit by MMC at any time during normal business hours. MMC shall exercise good faith efforts to give PEC advance notice of MMC'S desire to examine/audit said records in order to minimize the disruption of the business operations of PEC. All such records shall be maintained by PEC in accordance with generally accepted accounting practices.

            M. PEC shall furnish to MMC within one hundred twenty (120) days after the end of PEC'S fiscal year (August 31) a certified audit relating to PEC'S financial statements, as well as the statements of any subsidiaries of PEC which perform services for MMC.

            N. PEC shall handle any borrower inquiries and correspondence received with copies to MMC in disputed matters, other than for Loans turned over to MMC for collection after sixty (60) days of delinquency.

            O. PEC shall service all Loans in the same diligent manner in which it services its own receivables.

            P. PEC shall, with the written consent of MMC, have the right to subcontract any of its duties and responsibilities under this Agreement to a duly licensed third party; however, no such subcontracting shall limit PEC's liability under this Agreement.

     ARTICLE 4.  COMPENSATION

            PEC shall bill MMC monthly for Servicing of Loans performed hereunder. MMC shall pay PEC within ten (10) days of receipt of such billing, a monthly servicing fee of one twelfth (1/12) of one half of one percent (0.50%) of the outstanding principal balance of all Loans being serviced on the first day of the prior month.

            A. The parties agree that payment pursuant to this Article represents full compensation to PEC for all duties and responsibilities required under this Agreement.

            B. Under no circumstances shall PEC have the right to assert any lien or encumbrance against any of MMC'S Loans or have any right to deprive MMC of title to or ownership of MMC Loans under this Agreement.

     ARTICLE 5.  INSURANCE

            A. PEC shall maintain throughout the terms of this Agreement Fidelity Coverage (or furnish a Direct Surety Bond issued in favor of MMC) on policy forms normally used by servicers of the same class as PEC. Such coverage shall be in the amount at least equal to a percentage of its total servicing portfolio as set forth in the schedule below, and to be in compliance with HUD and/or Fannie Mae requirements. (Total servicing portfolio shall mean loans serviced by PEC for itself, MMC or others).

           0.4%    First  $  50,000,000.00 of principal serviced
           0.2%    Next      50,000,000.00 of principal serviced
           0.15%   Next     400,000,000.00 of principal serviced
           0.125%  Next     500,000,000.00 of principal serviced
           0.1%    Over   1,000,000,000.00 of principal serviced


     A deductible clause in the amount of $5,000.00 or 0.1% of the face amount of Fidelity Coverage, whichever is higher, is permissible. Deviations from foregoing requirements will be considered by PEC upon request.

            B. PEC shall maintain throughout the term of this Agreement errors and omissions insurance in the amount of $1,000,000.00 on those of its employees having access to the Loan documents or to any amounts paid by MMC borrowers.

            C. PEC shall maintain throughout the term of this Agreement valuable papers insurance in amounts sufficient to protect against loss of documents transmitted to PEC by MMC.

            D. PEC shall forward to MMC evidence of payment by the renewal date of each policy and within thirty (30) days of each policy renewal date insurance renewal certificates to certify that such insurance remains in full force and effect.

            E. PEC shall promptly notify MMC if any insurance required by this Agreement is canceled for any reason within ten (10) business days of PEC'S
knowledge of the cancellation.   PEC shall promptly notify MMC of any insurer's
refusal to renew any insurance at the expiration of the premium period. PEC shall also notify MMC of any more restrictive terms required by an insurer as a condition for renewal.

     ARTICLE 6. LOAN DATA PROPERTY OF MMC

            Only the data relating to MMC's Loans contained in the computer files of PEC is the property of MMC. PEC'S software is owned exclusively by PEC. PEC agrees to furnish such data to MMC on a computer printout, or other appropriate format, with instructions necessary to enable MMC to use such data. Such data shall be furnished as required within four weeks following a special request by MMC.

     ARTICLE 7.  INDEMNIFICATION

            A. PEC agrees to indemnify, defend and hold harmless MMC for any loss, damage, reasonable expense, claims, and/or causes of action that may be asserted against MMC as a result of any gross negligence or willful misconduct on the part of PEC, its agents or employees in the performance of the services required by this Agreement.

            B. PEC shall, within 48 hours, report to MMC all cases of embezzlement or other fraudulent, criminal or dishonest acts by the officers, employees or agents of PEC in the servicing of any Loans of MMC or others by PEC.

     ARTICLE 8.  DURATION AND TERMINATION OF AGREEMENT

            A. This Agreement shall be in effect for one (1) year from the date hereof unless terminated sooner pursuant to paragraphs B through F below. Unless written notice is provided by either party hereto not less than ninety (90) days prior to the expiration of this one (1) year term, and the Agreement is not otherwise terminated pursuant hereto, this Agreement shall be extended until terminated under paragraphs B through F below.

            B. This Agreement may be terminated in whole or in part at any time by mutual written agreement of MMC and PEC.

     C. This Agreement may be terminated in whole or in part by MMC at any time with or without cause upon ninety (90) days advance written notice to PEC.

            D. This Agreement may be terminated in whole or in part by PEC at any time with or without cause upon ninety (90) days advance written notice to MMC.

            E. MMC and PEC each retain the right to terminate this Agreement immediately upon the occurrence of any of the following events affecting either PEC or MMC:

                    1.   The insolvency of either company;

                    2. The filing by or against either company of a petition under any provision of bankruptcy law, or of an assignment for the benefit of creditors;

                    3. The appointment by any public or supervisory authority of any person or firm in charge of either company or its assets;

                    4. A material breach by either company of any covenant, representation, or warranty contained herein which breach is not cured within ten (10) business days of receipt by the breaching party of written notice thereof from the party asserting that a breach has occurred;

                    5. The issuance by an appropriate public monitoring or supervisory authority of a cease and desist order or its equivalent involving the safety, soundness or financial liability of either company or against either company's directors and officers.

                    6. If MMC becomes delinquent in paying PEC; delinquency shall be defined as any amounts which are thirty (30) days past due.

            F. Upon termination of this Agreement, PEC shall promptly deliver to MMC all Loan payments received and supply all such reports, Loan documents and information as may be required by MMC, to any person or entity designated by MMC and shall use its best efforts to effect the orderly and efficient transfer of administration to a new servicer designated by MMC including preparation of accounting statements, and/or computer tapes, in such form as may be reasonably requested by MMC. PEC shall in no event have the right to assert a lien or claim on, or offset against, any Loan documents or Loan payments.

     ARTICLE 9.  GENERAL PROVISIONS

            A. Loan shall mean a loan, evidenced by a Note, purchase contract or otherwise originated by MMC under the FHA Title I Program of the National Housing Act, or any other insured or uninsured lending programs.

            B. There shall be no modification of this Agreement unless agreed to by both parties in writing.

            C. No waiver by either party of any covenant or condition of this Agreement shall be valid unless in writing and signed by the party so waiving.

            D. This Agreement shall be governed by the laws of the State of Georgia.

            E. Invalidation of any one of the provisions of this Agreement, by judgment or court order, shall in no way affect any other provisions herein contained, which provisions shall remain in full force and effect.

            F. PEC contracts with MMC hereunder as an independent contractor.

            G. PEC may not assign this Agreement or its duties hereunder without the prior written consent of MMC, provided however that PEC may delegate/assign one or more of the Servicing duties set forth in this Agreement to one of PEC's wholly owned subsidiaries or to an agent(s) of PEC.

            H. This Agreement and all obligations and rights arising hereunder shall bind and inure to the benefit of MMC and PEC and their respective successors in interest and permitted assigns.

            I. Headings to sections of this Agreement are for convenience of reference only and shall not be considered in the interpretation or performance of this Agreement.

            J. This Agreement shall be executed on one or more copies, but such counterparts shall together constitute but one and the same Agreement.

            K. In the event any Trustee or loan purchaser terminates MMC's authority to service any of the Loans covered hereby, this Agreement shall terminate as to such Loans.

            L. All notices, requests and demands to or upon the respective parties shall be deemed to have been given or made when personally delivered or when deposited in the mail, first class, mail registered or certified, return receipt requested and post prepaid as follows:


          8.2.1  If to PEC, to:
                       Preferred Equities Corporation
                       4310 Paradise Road
                       Las Vegas, Nevada 89109
                       Attention:  Frederick H. Conte, Executive Vice
                             President and Chief Operating Officer

          8.2.2  If to MMC, to:
                       Mego Mortgage Corporation
                       1000 Parkwood Circle, Suite 500
                       Atlanta, Georgia  30339
                       Attention:  James L. Belter, Executive Vice
                             President, Treasurer and Chief Financial
                             Officer


or to such other address as either such party shall notify the other.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the date hereof.

MEGO MORTGAGE CORPORATION PREFERRED EQUITIES CORPORATION

  /s/ James L. Belter                      /s/ Frederick H. Conte
-------------------------------          ------------------------------
By:  James L. Belter                     By:  Frederick H. Conte
     Executive Vice President                 Executive Vice President


_______________________________          _______________________________
     DATE                                          DATE